G A S   S A L E S   A G R E E M E N T   B E T W E E N




                            THE PALM VALLEY PRODUCERS




                                       AND




                  THE NORTHERN TERRITORY ELECTRICITY COMMISSION




                             DATED NOVEMBER 11, 1981



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                                      INDEX

Page

3-5          Article   I          -      Definitions
5-7          Article   II         -      Preliminary
8            Article   III        -      Purchase and Sale of Gas
9            Article   IV                Term  of Agreement
9-12         Article   V          -      Price
12-13        Article   VI         -      Adjustment of Gas to Specification
13-17        Article   VII        -      Measurement
17-19        Article   VIII       -      Billing and Payment
19-20        Article   IX         -      Possession of Gas
20-21        Article   X          -      Indemnification and Warranties
21-22        Article   XI         -      Force Majeure
22-23        Article   XII        -      Arbitration
24           Article   XIII       -      Miscellaneous Provisions
25           Article   XIV        -      Assignment
26           Article   XV         -      Stamp Duty
26           Article   XVI        -      Notices
27           Article   XVII       -      Confidentiality
27-28        Article   XVIII      -      Approvals and Consents
28           Article   XIX        -      Severability of Clauses
29-30        Schedule    I        -      Specification Natural  Gas
31-32        Schedule    II       -      Annual Minimum and Maximum Aggregate
                                         Quantities of Specification Natural Gas
33           Schedule    III      -      Price Review Formula
34-35        Schedule    IV       -      Typical Monthly Gas Computation Sheet



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T H I S   A G R E E M E N T  made the eleventh day of November One thousand nine hundred and eighty one (1981).

BETWEEN: MAGELLAN PETROLEUM (NT) PTY. LTD. a Company duly incorporated in the State of Queensland and having its registered office in the Northern Territory care of Veritatem Nominees Pty. Ltd., 5th floor, City Mutual Building, 62 Cavenagh Street, Darwin (hereinafter referred to as "Magellan" which expression shall, where the context so admits, include its successors and permitted assigns) of the first part.

                  FARMOUT DRILLERS N.L. a Company duly incorporated in the Australian Capital Territory and having its registered office in the Northern Territory care of Wilson, Bishop, Bowes & Craig, City Mutual Building, 62 Cavenagh Street, Darwin (hereinafter referred to as "Farmout" which expression shall, where the context so admits, include its successors and permitted assigns) of the second part.

                  C.D. RESOURCES PTY. LTD. a Company duly incorporated in the State of South Australia and having its registered office in the Northern Territory care of Coopers & Lybrand, Civic Centre, Harry Chan Avenue, Darwin (hereinafter referred to as "CDR" which expression shall, where the context so admits, include its successors and permitted assigns) of the third part (each of Magellan, Farmout and CDR being sometimes referred to herein as "a Producer" and all of them collectively being sometimes referred to as "the Producers").

AND: The NORTHERN TERRITORY ELECTRICITY COMMISSION having its office at 59 Smith Street, Darwin (hereinafter referred to as "the Purchaser") of the fourth part.



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WHEREAS:          (a)      Magellan is  the holder  of  Oil Permit 175 issued on
                           the  twenty-seventh  day of May 1970  pursuant to the
                           Petroleum  (Prospecting  and  Mining)  Act,   of  the
                           Northern Territory (hereinafter referred to as "the Petroleum Act").

                  (b) By application dated the fifteenth day of October 1976 Magellan duly applied pursuant to the Petroleum Act for the grant of a petroleum lease (hereinafter referred to as "the Petroleum Lease") over an area in Oil Permit 175 which includes the Palm Valley gas field.

                  (c) Upon the grant of the Petroleum Lease Magellan intends pursuant to agreements approved by the Minister under the Petroleum Act to transfer to each of Farmout and CDR an undivided working interest of
                           9.375 percent in the Petroleum Lease and to register those interests against the lease.

                  (d) The Producers intend to develop existing and potential reserves of recoverable natural gas at Palm Valley Gas Field (hereinafter referred to as "the Gas Field") which upon the grant of the said Petroleum Lease will be separately owned by each of the Producers in the following percentages:

                                    Magellan                81.250
                                    Farmout                  9.375
                                    CDR                      9.375

                  (e) The Purchaser wishes to purchase and each of the Producers in the aforesaid percentages agree to sell such quantities of Specification Natural Gas on such terms and conditions as are contained in the body, articles and attachments herein.



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NOW THIS AGREEMENT WITNESSETH:

ARTICLE I - DEFINITIONS

As used herein, the following words and terms shall have the meanings set forth below:

1.1 "Cubic Metre of Gas" shall mean the amount of gas which will occupy a space of one (1) cubic metre when such gas is at a temperature of fifteen degrees (15(degree)) Celsius and at a pressure of 101.325 kilopascals absolute.

1.2 "Gross Heating Value" shall mean the quantity of heat produced in megajoules, by the complete combustion at constant pressure, of one (1) Cubic Metre of Gas when saturated with water vapour, (at a temperature of fifteen degrees (15(degree)) Celsius and at a pressure of 101.325 kilopascals with air of the same temperature and pressure as the gas, when the products of combustion are cooled to the initial temperature of the gas and air and when the water formed by combustion is condensed to the liquid state.

1.3 "Specification Natural Gas" is natural gas meeting those specifications stated in Schedule I attached.

1.4 "Gas Field" is a gas reservoir or series of reservoirs within the Petroleum Lease which contain underground reserves of natural gas.

1.5 "Gas Delivery System" includes all gas wells, equipment, easements, permits and licences necessary to gather safely gas from the Gas Field, separate liquids, dry, compress, pipe to the Field Delivery Station, meter, and record the Specification Natural Gas.

1.6 "Field Delivery Station" means those facilities located adjacent to the Producers' gas treatment plant and connecting the Gas Delivery System to the start of the Trunk Pipeline.


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1.7      "Trunk  Pipeline"  means the single high  pressure gas  pipeline  which commences at or near the Field Delivery Station and terminates at Alice Springs.

1.8 "Contract Year" means a period of twelve (12) consecutive months beginning on the date on which deliveries of gas commence PROVIDED HOWEVER that if such deliveries or take and/or pay obligations commence on a date other than 1st July, then the first Contract Year shall be apportioned to end at 8.00 am on the 1st of July next following and thereafter each Contract Year shall begin and end at 8.00 am (Central Standard Time) on the 1st of July each year.

1.9      "Quarter" means a period of three (3)  calendar  months  commencing  at
         8.00 am on 1st of July or 1st of October or 1st of January or 1st of April in each Contract Year.

1.10 "Review Date" for price adjustment means the first day of the quarter in which deliveries of gas first commence or take and/or pay provisions become effective hereunder and the first day of each Quarter thereafter.

1.11 "Billing Period" means the period commencing at 8.00 am on the first day of the month and concluding at 8.00 am on the first day of the next succeeding month.

1.12 "Consumer Price Index" means the Consumer Price Index (All Groups) Weighted Average of Seven Capital Cities published for each Quarter by the Australian Bureau of Statistics.

1.13 Terminology used to describe units shall be, unless otherwise stated, in accordance with Australian Standard AS1000-1979 "The International System of Units (SI) And Its Application", the Commonwealth "Weights and Measures (National Standards) Act 1960-1966" and Regulations thereunder and the Australian Gas Association booklet titled "Metric Units And Conversion Factors For Use In The Australian Gas Industry".


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1.14     "Well"  means a hole in the ground made by  drilling,  boring or in any other manner through which is recovered natural gas from or deemed to be from any part of the Gas Field and "wells" means two or more of such holes.

ARTICLE II - PRELIMINARY

2.1      GAS RESERVES

         The Purchaser accepts and the Producer warrants that natural gas having an equivalent energy value (based on Gross Heating Value) of 40 petajoules (approximately 1,000 million cubic metres) is in existence within the fractures in the Gas Field. However, should subsequent investigations demonstrate the existence of additional quantities of Specification Natural Gas which can be delivered without the need for additional capital investment by the Producers, this Agreement shall apply to such additional quantities up to an equivalent energy value (based on Gross Heating Value) of 15 petajoules.

2.2      ROUTINE PRODUCTION AND INSTALLATION OF GAS DELIVERY SYSTEM

         As soon as practicable after the execution of this Agreement and the granting of the Petroleum Lease and the receipt of the notification from the Purchaser provided for under Clause 2.4 hereof the Producers will at their own expense proceed with due diligence to render the Gas Field suitable for routine production and install the Gas Delivery System with sufficient supply provisions to enable the continuous supply of Specification Natural Gas to the Purchaser at the Field Delivery Station pursuant to Clause 2.3.

2.3      CONTINUITY OF SUPPLY

         The Producers, except by reasons of force majeure, and their right to suspend deliveries of gas in accordance with Clause 8.4 hereof, warrant a sufficient supply of Specification Natural Gas to the Field Delivery Station to maintain continuity of supply to the Purchaser. Notwithstanding this warranty, it is recognised that the Producers must, on occasion, shut in production facilities in the Gas Field to perform reservoir tests and evaluations. Provided such testing periods do not exceed the following durations and frequencies, no damages due to loss of Specification Natural Gas supply shall become due to the Purchaser under this provision.


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         Years following Initial
         Delivery into Trunk               Permissible duration
         Pipeline                          of Shut in                  Frequency
         -----------------------           --------------------        ---------

            1 and 2                              120 hours             Quarterly
            3 and 4 and 5                         96 hours             Quarterly
            6 and 7 and 8                         72 hours             Quarterly
            9 until contract                      48 hours             Annually
            expiration

         The time chosen for field testing shall be arranged with the Purchaser to correspond with periods of low electrical demand. In addition, the Producers shall be allowed additional shut in periods for unscheduled events not exceeding a total of forty-eight (48) hours in each year. Should loss of field production availability exceed the limits defined above, or such other limits as may otherwise be agreed between the Purchaser and the Producers, and any such loss of field production availability in excess of the agreed limits results in an interruption of supply to Alice Springs Power Station, the Producers shall, unless otherwise agreed between the Purchaser and Producers, become liable for fuel supply damages for the excess duration. Such damages shall be computed on the differential costs of fuel for generation at Alice
         Springs caused by the need, arising from the excess supply interruption, to substitute distillate for natural gas in the Power Station. Distillate used in such circumstances shall be costed on a L.I.F.O. basis from the Purchaser's inventory at Alice Springs, or the actual cost of acquisition at the power station, whichever is the greater, and Specification Natural Gas shall also be costed at its delivered cost to the Purchaser at the Alice Springs Power Station and any claims under this provision may be subject to audit by the Producers.


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2.4      GAS TRANSMISSION

         The Purchaser shall complete necessary arrangements with Owner/Operators of the Trunk Pipeline for the transmission at no expense to the Producers of all quantities of Specification Natural Gas sold under this Agreement from the Field Delivery Station to Alice Springs. The Purchaser shall notify the Producer when it has completed the necessary arrangements with Owner/Operators of the Trunk Pipeline at least nine (9) months prior to anticipated commissioning date of the Trunk Pipeline and the Purchaser shall have no right to terminate or withdraw from this agreement if it does not complete such necessary arrangements.

2.5      NO ENTITLEMENT TO PIPELINE LICENCE

         Nothing in this agreement is to be construed either directly or by implication, to entitle or to prohibit any or all or any combination of the parties to this agreement, to an entitlement to a pipeline licence under the Energy Pipelines Act in respect of an "energy pipeline" outside the boundaries of the Lease area.

2.6      OBLIGATION TO TRUNK PIPELINE OPERATOR

         Force majeure and the Producers' right to suspend delivery in accordance with Clause 8.4 hereof excepted, if the Producers fail to offer for delivery, quantities of Specification Natural Gas required under the minimum take and or pay obligation of Schedule II Column A, and if, as a result, the Purchaser becomes liable for payments to the Trunk Pipeline Operator, at the end of any Contract Year, which payments are in excess of Specification Natural Gas actually transported up to that time, any excess payments for Specification Natural Gas not actually transported up to the minimum take and/or pay quantities of Schedule II Column A shall become the obligations of the Producers.


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ARTICLE III - PURCHASE AND SALE OF GAS

3.1      QUANTITY OF GAS

         Each of the Producers in the percentages of the separate ownership of each as set out in Recital (d) hereof agree to sell the Specification Natural Gas having an aggregate equivalent energy value (based on Gross Heating Value) of not less than 40 petajoules (approximately 1,000 million cubic metres) and such additional Specification Natural Gas as can be made available without the need for additional capital investment by the Producers up to an equivalent energy value (based on Gross Heating Value) of 15 petajoules. Prior to the sale of Natural Gas or natural gas liquids from the Palm Valley field to other than the Purchaser under the terms of this agreement, the Producers will warrant the supply at the Field Delivery Station of Specification Natural Gas having an aggregate energy equivalent value (based on Gross Heating Value) of 55 petajoules over the term of this Agreement. Furthermore, as provided in Clause 5.3 hereof, the Purchaser agrees to buy on take and/or pay basis, Specification Natural Gas having an aggregate equivalent energy value (based on Gross Heating Value) of not less than
         32.2 petajoules (approximately 805 million cubic metres) during the twenty (20) years following initial delivery into the Field Delivery Station.

3.2      SCHEDULE OF QUANTITIES

         Each of the Producers shall deliver at the flange connecting the Gas Delivery System to the Trunk Pipeline and the Purchaser shall buy at that point the quantity of Specification Natural Gas stated in Clause
         3.1 in accordance with SCHEDULES II and III attached.


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ARTICLE IV - TERM OF AGREEMENT

4.1      TERM OF AGREEMENT

         This Agreement shall become effective upon the date of execution and shall continue in effect for at least twenty (20) years from the date of initial delivery into the Field Delivery Station or until Specification Natural Gas having an aggregate equivalent energy value (based on Gross Heating Value) of 40 petajoules (approximately 1,000 million cubic metres) and such additional quantities of Specification Natural Gas as may be available pursuant to Clauses 2.1 and 3.1 hereof shall have been delivered whichever later occurs but in any event until not later than twenty-five (25) years from the date of initial delivery at the Field Delivery Station.

ARTICLE V - PRICE

5.1      BASE PRICE

         The agreed base price for Specification Natural Gas under this Agreement is $1.12 per gigajoule (based on Gross Heating Value) at 1st October 1981. It is further agreed that the price will be adjusted at each Review Date as defined in Clause 1.10 in accordance with Clause
         5.2 and the Price Review Formula specified in SCHEDULE III attached.

5.2      PRICE REVIEW

         The price per gigajoule (based on Gross Heating Value) to be paid by the Purchaser to each of the Producers for each gigajoule of Specification Natural Gas under this Agreement shall be fixed for each Quarter in accordance with the Price Review Formula specified in
         SCHEDULE III attached.

5.3      TAKE AND/OR PAY PROVISIONS

         During a maximum period of twenty (20) years after the date upon which the Producers commence to deliver Specification Natural Gas hereunder or 1st December 1984 whichever first occurs the Purchaser shall be bound to take and/or pay for Specification Natural Gas having an aggregate equivalent energy value (based on Gross Heating Value) of
         32.2 petajoules (approximately 805 million cubic metres) in accordance with SCHEDULES II and III attached PROVIDED ALWAYS that any of this said gas paid for but not actually taken by the Purchaser may be taken by the Purchaser without further payment in any subsequent Contract Year, (without counting as part of the Specification Natural Gas which the Purchaser is otherwise bound to take in such subsequent year) and any such adjustments may be credited forward within the term of this Agreement. If deliveries of Specification Natural Gas commence on other than the 1st July, the amount of gas to be taken and/or paid for in the first Contract Year shall be calculated pro rata and the difference between that figure and the figure in Column A of Schedule II will be applied to reduce the total take and/or pay requirement of 32.2 petajoules. Such adjustments shall be performed at the end of each Contract Year and payments billed in the first month of the following Contract Year.

5.4      CONSUMER PRICE INDEX

         In the event that the Consumer Price Index as defined in Clause 1.12 shall be discontinued or modified the parties shall request the Commonwealth Statistician to provide figures or indices which shall give an equivalent comparison to that contemplated by the Consumer Price Index. If the parties are unable to obtain from the Commonwealth Statistician figures or indices which give an equivalent comparison to that provided by the said index and are unable to agree between themselves as to such figures or indices either the Producers or the Purchaser may request the President for the time being of the Economics Society of Australia and New Zealand or his nominee to provide at each review date figures or indices which give an equivalent comparison to that contemplated by the Consumer Price Index and such figures or indices shall then for the purposes of this Agreement be deemed to be the Consumer Price Index.


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5.5      PRICE ADJUSTMENT

         If at any time during the term of the Agreement additional royalties or severance or sales tax or taxes of a similar nature or equivalent in effect shall be validly imposed or increased by any lawful Governmental Authority of the Northern Territory on the gas delivered to the Purchaser pursuant to this Agreement, or on or in respect of the production thereof or on the sale thereof, so that each of the Producers shall be required to pay such new or additional or increased rate of taxes either directly or indirectly, the price per gigajoule to be paid by the Purchaser to each of the Producers shall, subject to the condition hereinafter set forth, be increased to include any such new or additional or increased rate of tax PROVIDED HOWEVER that in computing any such new or additional or increased rate of tax there shall not be included increases in income taxes.

5.6      NEW ADDITIONAL LEVY ROYALTY TAX

         If at any time during the term of this Agreement any new, additional or increased levy, royalty, severance tax or sales tax shall be lawfully imposed by any Government other than the Northern Territory Government or its agencies on the Producers in respect of Specification Natural Gas sold hereunder the payment of which shall required the Producers thereafter to produce and sell gas hereunder on a continuing basis at a loss, the Producers may thereupon give a notice to the Purchaser containing the calculations which result in such loss and the additional price per gigajoule which it would be necessary for the Purchaser to pay to enable the Producers to produce and sell gas to the Purchaser without loss. If within ninety (90) days of the giving of such notice the Purchaser fails to enter into an undertaking to the Producers to pay such additional price per gigajoule for Specification Natural Gas thereafter sold and delivered to the Purchaser the Producers may at any time within ninety (90) days thereafter rescind this Agreement. If the Purchaser disputes any of the calculations of the Producers including the additional price per gigajoule contained in the first notice from the Producers the Purchaser may refer the matters in dispute to arbitration pursuant to Article XII. Any right of the Producers to rescind shall be postponed until twenty-one (21) days after the final determination of the arbitration. If during such period the Purchaser shall undertake to the Producers to pay the additional amount per gigajoule found necessary to enable the Producers to produce and sell gas to the Purchaser without loss the Producers shall have no right to rescind consequent thereupon.

         Profit or loss for the purpose of this clause shall bring to account all capital costs and all expenses and outgoings incurred or paid by the Producers subsequent to the date of this Agreement and in the course of the performance thereof and shall be determined in accordance with generally accepted accounting standards.

ARTICLE VI - ADJUSTMENT OF GAS TO SPECIFICATION

6.1      RIGHTS OF PURCHASER

         Should the natural gas tendered for delivery hereunder fail to meet all of the specifications set forth in SCHEDULE I attached the Purchaser shall have the right, after written notification to the Producers showing evidence of the gas specification deficiency, to refuse to accept further deliveries of such gas until such failure is rectified, and the Producer shall become liable for fuel supply damages incurred as defined in Clause 2.4 and if such failure continues for a period of not less than seven (7) days or such further period as may be reasonably necessary in the circumstances bearing in mind the cause of such failure after the Purchaser shall have notified the Producers in writing thereof, the Purchaser at its option may accept such gas and install, operate and maintain such facilities as may be required to cause such gas to meet such specifications. The Purchaser shall have the right to recover from each of the Producers in the percentages set out in Recital (d) hereof all costs incidental thereto, including fuel supply damages, depreciation, overhead and costs of capital by way of deduction from sums payable for gas delivered hereunder. In the event that the gas supplied fails to achieve a minimum Gross Heating Value of 36MJ/m3, the Producer shall compensate the Purchaser for the pipeline tariff costs associated with the movement of the additional volumes of gas through the Trunk Pipeline required to achieve the energy equivalence of gas rated at 36MJ/m3 over the period of delivery of the specification breach.


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6.2      REMOVAL OF CONSTITUENTS

         So long as the Specification Natural Gas remains within specification, the Producers may, prior to delivery thereof, submit such gas to any process the Producers desire for the removal of constituents or elements therein other than for the removal of methane (except where methane removal is an unavoidable consequence of the removal of other constituents). Such separate constituents or elements will remain the property of the Producers in the percentages of separate ownership of each as set out in Recital (d) hereof.

ARTICLE VII - MEASUREMENT

7.1      UNITS OF MEASUREMENT

         The unit of measurement for gas delivered hereunder shall be one gigajoule (109 joules) based on Gross Heating Value. Volumetric measurement for computation purposes shall be in units of cubic metres (volumetric measurements made in other units will be converted as appropriate).

7.2      MEASUREMENT FACTORS

         Unless otherwise specifically set out, the volume of gas delivered hereunder shall be computed in accordance with the instructions contained in the Gas Measurement Committee Report Number 3 of the American Gas Association, dated April 1955, together with all presently existing supplements, amendments and appendices to the said Report. Such instructions to be converted where necessary for compliance with Australian Standard AS1000-1979 "The International System of Units (SI) and Its Application", the Commonwealth "Weights and Measures (National Standards) Act 1960-1966" and Regulations thereunder and the Australian Gas Association publication "Metric Units and Conversion Factors For Use In The Australian Gas Industry". Factors required in the computations to be made in accordance with the said Report No. 3 shall be determined in the following manner using equipment installed, maintained and operated by the Producers:


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         (a)      The  temperature  of gas  flowing  through  the meter shall be continuously measured by a recording thermometer so as to record properly the temperature of the flowing gas.

         (b) The pressure of gas at the meter shall be continuously measured by a recording pressure device so as to record properly the pressure of the gas at the meter.

         (c) A composite sample of gas shall be collected monthly (over the Billing Period) by means of a gas sampler at the point of measurement of the gas at the Field Delivery Station.

         (d) The Gross Heating Value of the gas shall be measured by passing the composite sample referred to in (c) through an approved calorimeter.

         (e) The gravity of the gas shall be measured by passing the composite sample referred to in (c) through an approved gravitometer.

         (f) The correction for deviation of the gas from Boyle's Law shall be made in accordance with the said Report No. 3 on a monthly basis.

7.3      BAROMETRIC PRESSURE

         The average atmospheric pressure at the point for the purpose of calculation hereunder shall be accurately measured by a method acceptable to both parties at the Field Delivery Station or if the parties are unable to agree upon an acceptable method then by a method nominated by the Bureau of Meteorology.

7.4      METERS

         All gas delivered at the Field Delivery Station shall be measured by means of meters of standard type selected by the Producers and approved by all parties to the Agreement (such approval not to be unreasonably withheld) which shall be installed, operated and maintained by the Producers together with all appurtenant field equipment necessary to measure accurately and record the volumes of gas delivered. Such meters shall at all reasonable times be subject to check, test and inspection by the Purchaser of its agent but the reading, calibrating and adjusting thereof and the changing of charts shall be done only by the Producers being witnessed by the Purchaser or its agent should it see fit. The records from such measuring equipment shall remain the property of the Producers, but they shall submit to the Purchaser or its agent, as may from time to time be reasonably requested, copies of the records and charts together with the calculations therefrom for inspection and verification. All such charts and other similar records (or microfilm copies thereof) shall be preserved by the Producers for a period of at least seven (7) years.

7.5      CHECK METERS

         The Purchaser or its agent at its option and expense, may install and operate adjacent to the Producers' meters check meters of the same type installed and operated by the Producers to check the Producers' meters, but measurements of gas shall be by the Producers' meters only, except in cases herein specifically provided to the contrary. Check meters shall be subject at all reasonable times to inspections or examinations by the Producers, but the reading, calibrating and adjusting thereof and the changing of charts shall be done only by the Purchaser or its agent being witnessed by the Producers should they see fit.

7.6      TEST AND CORRECTION OF ERRORS

         The accuracy of the Producers measuring equipment (including where used but not limited to orifice meters, temperature and pressure recorders, calorimeter, and gravitometer) shall be verified, at intervals no longer than 33 days by the Producers and, if requested, in the presence of the Purchaser or its agent. If any party at any time desires a special test of any measuring equipment, it will promptly notify the other parties and the parties will then co-operate to secure a prompt calibration test. If, upon test any error in measuring equipment is found to affect volumes being measured by not more than two percent, previous recording of such equipment shall be considered as being correct in measuring deliveries of gas; but such equipment shall be adjusted at once to record accurately. If, upon test, any error in measuring equipment is found to affect volumes being measured by more than two percent, previous recordings of such equipment shall be corrected to zero error for any period during which the error is known definitely or agreed to have existed, but in case such period is not known definitely or agreed upon, such correction shall be for a period extending over one-half of the time elapsed since the date of last test, not exceeding a correction period of sixteen (16) days. Such equipment shall be adjusted at once to record accurately. If, for any reason, any measuring equipment is out of service or out of repair so that the amount of gas delivered cannot be ascertained or computed from the reading thereof, the amount of gas delivered during the period such equipment is out of service or out of repair shall be estimated upon the basis of the best data available, using the first of the following methods which is feasible:

         (a) By using the registration ofany check meter or meters, if installed and accurately registering.

         (b)      By using the wellhead meters.

         (c)      By estimating the quantity of gas delivered by comparison with
                  gas  deliveries   during   preceding   periods  under  similar
                  conditions when the equipment was registering accurately.

7.7      SEPARATE OWNERSHIP

         All gas measured by meters and delivered to the Purchaser pursuant to this Agreement shall be and be deemed to be separately owned by each of the Producers in the percentages set out in Recital (d) hereof.

ARTICLE VII - BILLING AND PAYMENT

8.1      BILLING PERIODS

         Charges for Specification Natural Gas sold by each of the Producers to the Purchaser under this Agreement shall be made in respect of each Billing Period as hereinafter provided. Such charges shall take into account all price adjustments applicable under Clauses 5.2, 5.5 and
         5.6. In the event that the price increase applicable under Clause 5.5 cannot immediately be accurately calculated an estimate of the new price will be made and used until such time as the new price can be accurately calculated PROVIDED HOWEVER that an adjustment between the parties to compensate for any over or under charge will be effected within thirty (30) days of ascertainment of the extent thereof.

8.2      MONTHLY STATEMENTS

         On or before the 12th day of each month each of the Producers shall furnish to the Purchaser a monthly statement showing the gas delivered calculated in accordance with SCHEDULE IV during the Billing Period last concluded or (in the case of the first delivery) during the first period and the amount due to the Producers, according to measurement, terms, conditions and prices herein provided.

8.3      ANNUAL RECONCILIATION STATEMENT

         On or before the 12th day of the month following the end of each Contract Year each of the Producers shall furnish to the Purchaser an annual reconciliation statement showing the amount of gas delivered during the previous Contract Year and the additional amount of gas if any to be billed as provided for in Clause 5.3 at the then current price and under the terms and conditions herein provided.

8.4      DATES OF PAYMENT

         On or before the 30th day of each month, or within fifteen (15) days after receipt of the monthly statement specified in Clause 8.2, whichever is later, and on or before the 30th day of the month following the end of each Contract Year, or within fifteen (15) days after receipt of the annual reconciliation statements specified in Clause 8.3, whichever is later, the Purchaser shall pay to each of the Producers the amounts due as shown by the said statements. If the Purchaser fails to make any such payment, or any portion thereof, when same is due, interest thereon shall accrue at the rate of 1 1/2 percent per month or 2 percent per annum above the Australian Merchant Bankers prime rate for 180 day commercial bills whichever is the greater from the date when such payment is due until the same is paid and if such failure to pay continues for fourteen (14) days, the Producers in addition to all other remedies, thereafter may suspend deliveries of gas hereunder and if such default continues for fourteen (14) additional days, the Producers thereafter may, in addition to any other rights the Producers may have, terminate this Agreement PROVIDED HOWEVER in order for the Producers to have the right to suspend deliveries or terminate this Agreement the Producers must first have notified the Purchaser in writing seven (7) days prior to exercising either or both of such rights of its intent to do so and give the Purchaser the right to pay the amount so due to the Producers within such seven (7) day period.

8.5      DISPUTED MONTHLY STATEMENTS

         In the event of disputes arising from differences in measurement between the Producers' meters and the Purchaser's or its agent's check meters, the Producer shall waive the suspending and termination rights contained in Clause 8.4, provided the Purchaser makes payments within the required dates, the amounts due according to the check meter quantities. Monies withheld, and subsequently found to be payable, shall accrue the interest penalty of Clause 8.4, and shall be due and payable fifteen (15) days after reconciliation of metering differences.

8.6      RECORDS

         The Producers upon request, shall furnish to the Purchaser or its agent copies of all records upon which the Producers have based the statement referred to in Clause 8.2 hereof. The Purchaser or its agent shall have access to the Producers records and books at all reasonable hours so far as they affect measurement of and the price due for the gas sold hereunder. All such records (or microfilm copies thereof) shall be preserved by the Producers for a period of at least seven (7) years.

8.7      ADJUSTMENT OF ERRORS

         In the event an error is discovered in the amount shown due in any statement rendered by any of the Producers, adjustment between the parties to compensate for such error shall be effected within thirty
         (30) days of ascertainment of the extent thereof PROVIDED HOWEVER that claim therefore shall have been made within sixty (60) days from the date of discovery of such error, and, in any event, within two (2) years from the date of such statement.

ARTICLE IX - POSSESSION OF GAS

9.1      POSSESSION OF GAS

         Upon the grant of the Petroleum Lease the Producers shall be deemed to be in control and possession of the gas deliverable to the Purchaser until it shall have been delivered to the Purchaser at the flange connecting the Field Delivery Station to the Trunk Pipeline after which the Purchaser shall be deemed to be in control and possession thereof. The Purchaser shall have no responsibility with respect to any gas until it is delivered to the Purchaser or on account of anything which may be done, happen or arise with respect to the said gas before such delivery, and the Producers shall have no responsibility with respect to such gas after its delivery to Purchaser or on account of anything which may be done, happen or arise with respect to the said gas after such delivery, and the Purchaser indemnifies the Producers in respect of any claims which may be made against the Producers arising out of anything which may be done, happen or arise with respect to the said gas after such delivery.

9.2      LIABILITY FOR TAXES

         Subject to the rights of each Producer under Clause 5.5 and 5.6 the Producers shall pay or be responsible for the payment of all taxes, levies, assessments or like charges which may be charged or imposed in respect of the gas until possession thereof passes to the Purchaser and the Purchaser shall pay all taxes, levies, assessments or like charges which may be charged or imposed in respect of the gas after possession thereof has passed to the Purchaser.

9.3      PAYMENT OF ROYALTIES

         Subject to Clause 9.2 each of the Producers shall be responsible for the proper accounting for and payment to the persons entitled thereto of all royalties payable on all gas including all components thereof, delivered to the Purchaser hereunder and the making of settlement with all other persons having any interest therein (other than payment of royalties and making of settlement properly payable by or the responsibility of the Purchaser by operation of law or otherwise).

ARTICLE X - INDEMNIFICATION AND WARRANTIES

10.1 This Agreement shall not be deemed to vest in the Purchaser any interest in the said Gas Field.

10.2 Other than specifically defined in Clauses 2.3, 2.6 and 6.1, neither the Producers nor the Purchaser shall be held responsible or liable for damages for the acts or conduct of the other, and each hereby agrees to indemnify and hold harmless the other from claims or demands on account thereof.

10.3 None of the Producers shall be obliged by this Agreement to supply and deliver quantities of natural gas in excess of their respective percentage interests as set out in Recital (d) hereof of the Specification Natural Gas sold hereunder.

10.4 With the exception of the matters otherwise set out in this Agreement the Producers do not give any and exclude all warranties of any kind in relation to the sale of gas and its quality or fitness for use for any purpose.

ARTICLE XI - FORCE MAJEURE

11.1     SUSPENSION OF OBLIGATIONS

         In the event either the Producers or the Purchaser is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, other than to pay for gas delivered hereunder, then upon such party giving notice and full particulars of such force majeure in writing or by telegraph (or orally and subsequently confirmed in writing or by telegraph) to the other party as soon as possible after the occurrence of the force majeure relied on, the obligations of the party giving such notice, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused but for no longer period, and such force majeure so far as possible, shall be remedied with all reasonable despatch. The term "force majeure" as employed in this Agreement shall mean Acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, storms, floods, washouts, arrests and restraints of governments and people, civil disturbances, explosions, temporary failure of gas supply because of breakages or accidents to machinery or lines of pipe, the necessity for making repairs to or alterations of lines of pipe or production facilities beyond that required for normal maintenance, hydrate obstructions in wells lines of pipe or production facilities, any other unusual event reasonably unforeseeable causing interruption of supply from a well, and any other event or circumstances whether of the kind herein mentioned, or otherwise, not within the reasonable control and without the fault or negligence of the party claiming suspension and which by the exercise of due diligence such party is unable to prevent or overcome. It is understood and agreed that the settlement of strikes, lockouts and other labour difficulties shall be entirely within the discretion of the party having the difficulty, and that the above requirements that any force majeure shall be remedied with all reasonable despatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the discretion of the party having the difficulty.

11.2     TERMINATION FOR PROLONGED FORCE MAJEURE

         If the inability of either the Producer or the Purchaser to carry out its obligations after initial delivery and acceptance by the Purchaser by reason of force majeure as aforesaid shall continue for a period of one (1) year the other party may by thirty (30) days notice in writing given at any time within a period of six (6) months after the expiration of such year terminate this Agreement. Any such termination shall be without prejudice to any of the rights of the parties accrued prior to the date of such termination.

11.3     TERMINATION FOLLOWING UNDUE DELAY

         If for any reason beyond the control of the Purchaser, it is unable to accept delivery of the gas at Alice Springs by the 1st December 1984 then the remaining rights and obligations of the Producers and the Purchaser under this Agreement shall be at an end provided that the Purchaser reimburses the Producers for sums expended in fulfillment of their obligations under this Agreement since notification of the anticipated commissioning date of the Trunk Pipeline as required under Clause 2.4. Any such claims may be subject to audit by the Purchaser and shall apply only to field facility improvements and additions specific to this Agreement.

ARTICLE XII - ARBITRATION

12.1     ARBITRATION

         Any controversy with respect to provisions of this Agreement in any case where arbitration is expressly required under the provisions of this Agreement and in any other case if the Producers and the Purchaser agree, shall be submitted to arbitration in Darwin or elsewhere as the parties agree upon and the following principles shall apply to such arbitration.

         Upon written demand of either the Producers or the Purchaser the parties shall meet and attempt to appoint a single arbitrator. If the parties are unable to agree on a single arbitrator then upon written demand of either the Producers or the Purchaser and within ten (10) days of such demand the Producers and the Purchaser shall each name an arbitrator and the two arbitrators so named shall promptly thereafter choose a third. If either the Producer or the Purchaser shall fail to name an arbitrator within ten (10) days from such demand, then the second arbitrator shall be appointed by the President for the time being of the Northern Territory Law Society Incorporated. If the two arbitrators shall fail within ten (10) days from their appointment to agree upon and appoint the third arbitrator, then upon written application by either the Producers or the Purchaser such third arbitrator shall be appointed by the President for the time being of the Northern Territory Law Society Incorporated. The arbitrator or arbitrators selected to act hereunder shall be qualified by education and training to pass judgement upon the particular question in dispute. The single arbitrator or the arbitrators so chosen shall proceed immediately to hear and determine the question or questions in dispute. The decision of the single arbitrator shall be made within forty-five
         (45) days after his appointment, subject to any reasonable delay due to unforeseen circumstances. The decision of the arbitrators, or a majority of them shall be made within forty-five (45) days after the appointment of the third arbitrator, subject to any reasonable delay due to unforeseen circumstances. In the event the single arbitrator fails to make a decision within sixty (60) days after his appointment or if the arbitrators, or a majority of them fail to make a decision within sixty (60) days after the appointment of the third arbitrator then either the Producers or the Purchaser may elect to have a new arbitrator or arbitrators chosen in like manner as if none had previously been selected. The decision of the single arbitrator or the decision of the arbitrators, or a majority of them, shall be drawn up in writing and signed by the single arbitrator or by the arbitrators or a majority of them and shall be final and binding upon the parties hereto as to any question or questions so submitted to arbitration and the parties shall be bound by such decision and perform the terms and conditions thereof. The compensation and expenses of the single arbitrator or the arbitrators (unless otherwise determined by the arbitrators) shall be paid as to one-half by the Purchaser and as to one-half by the Producers in the percentages of separate ownership of each as set out in Recital (d) hereof.

ARTICLE XIII - MISCELLANEOUS PROVISIONS

13.1     TERMINATION FOR DEFAULT

         Subject to Clause 8.4 or Article XI hereof if either the Producers or the Purchaser shall be in default in the observance or performance of any of the covenants or obligations imposed on either the Producers or the Purchaser under this Agreement and such default shall continue for a period of sixty (60) days after written notice specifying the default shall have been given to either the Producers or the Purchaser by the other party then the non defaulting party may at its option terminate this Agreement at the expiration of such period. Any termination of this Agreement pursuant to the provisions of this Article XIII shall be without prejudice to any of the rights of the parties accrued prior to the date of such termination.

13.2     EFFECT OF WAIVERS

         No waivers by either the Producers or the Purchaser of any one or more defaults by the other in the performance of any provisions shall operate or be construed as a waiver of any other default or defaults whether of a like or of a different character, and whether occurring before or after such waiver.

13.3     GOVERNING LAW

         This Agreement shall be governed by the law of the Northern Territory.

13.4     HEADINGS AND NOTATIONS

         The headings and notations in this Agreement shall not be taken into account in the construction thereof.

13.5     AGREEMENT NOT TO CONSTITUTE A PARTNERSHIP

         Nothing in this Agreement shall constitute or be deemed to constitute a Partnership between the Producers.

ARTICLE XIV - ASSIGNMENT

14.1     WHEN CONSENT REQUIRED

         No assignment by either the Producers or the Purchaser of this Agreement or of any rights hereunder shall be of any effect whatsoever unless with the written consent of the other party which consent shall not be unreasonably withheld in the case of a financially and technically competent assignee.

14.2     WHEN CONSENT NOT REQUIRED

         Notwithstanding the provisions of Clause 14.1 either the Producers or the Purchaser may without any consent of the other party charge, mortgage, or pledge or assign by way of charge, mortgage, or pledge this Agreement or any of its rights hereunder if such charge, mortgage or pledge or assignment is for the purpose of securing the repayment of monies borrowed or guaranteed or the payment of monies borrowed or guaranteed or the payment of monies payment whereof is deferred.

14.3     MERGER OR RECONSTRUCTION

         The consent of the Purchaser shall not be unreasonably withheld in any case where the proposed assignment is required as a result of any amalgamation, merger or reconstruction of the Producer seeking such consent but the Purchaser may require as a condition of such consent that the assignee covenant in writing with the Purchaser to be bound by all the terms and conditions of this Agreement so far as they apply to the assignor.

14.4     OBLIGATIONS

         This Agreement shall bind and enure to the respective successors and assigns of the parties hereto but no assignment shall release any party from such party's obligations hereunder without written consent of the other party to such release which consent shall not be unreasonably withheld in case of a financially and technically competent assignee.

ARTICLE XV - STAMP DUTY

15.1     STAMP DUTY

         Any stamp duty on this Agreement shall be paid as to one-half by the Purchaser and one-half by the Producers in the percentages of separate ownership of each as set out in Recital (d) hereof.

ARTICLE XVI - NOTICES

16.1     NOTICES

         Any notice or advice required to be given or sent pursuant to this Agreement shall be deemed to have been given if delivered to the party to whom it is to be given or sent or sent by prepaid post or telex or telegram to the following addresses or such other address as may be notified from time to time by a party to the other parties:

         Magellan Petroleum (N.T.) Pty. Ltd.
         8th floor, National Bank Building
         420 George Street
         Brisbane, Queensland  4000

         Farmout Drillers N.L.
         c/o Court & Company
         28 O'Connell Street
         Sydney, New South Wales  2000

         C.D. Resources Pty. Ltd.
         10th floor, Swann House
         22 William Street
         Melbourne, Victoria  3000

         Northern Territory Electricity Commission
         59 Smith Street
         Darwin,  Northern Territory  5790

16.2     RECEIPT OF NOTICE

         If a notice is sent by prepaid post as aforesaid it shall be deemed to have been given or sent seventy-two (72) hours after being placed in the mail and if sent by telex or telegram forty-eight (48) hours after having been transmitted.

ARTICLE XVII - CONFIDENTIALITY

17.1     CONFIDENTIALITY

         The Producers and the Purchaser covenant with each other that they will treat as confidential information disclosed by the other party pursuant to this Agreement and which prior to such disclosure is notified by the disclosing party as being confidential and each party will not disclose such confidential information to third parties without the prior written consent of the other and it will take all reasonable precautions to ensure that its employees will maintain the confidentiality of such confidential information PROVIDED HOWEVER that each party shall be entitled to disclose such confidential information to any related corporation and PROVIDED FURTHER that the provisions of this Article XVII shall not apply to information which is or becomes part of the public knowledge or literature or which is lawfully obtained by one party from sources other than this Agreement or the other party PROVIDED HOWEVER that the parties shall be entitled to make such disclosures as are required by law or by the provisions of the Australian Associated Stock Exchanges.

ARTICLE XVIII - APPROVALS AND CONSENTS

18.1     APPROVALS AND CONSENTS

         The obligations of the Producers hereunder are subject always to the Producers obtaining not later than twelve (12) months from the date hereof or such longer period as the Purchaser may agree all consents leases and authorities which both parties regard as necessary to enable the Producers to fulfil their obligations under this Agreement including (without limiting in any way the generality of the foregoing) all consents leases and authorities (including the Petroleum Lease and pipeline licences) required from the Minister for Mines and Energy and by the Petroleum Act and other relevant Acts in connection herein. If at any time consents leases and authorities are not obtained and maintained or if any consent lease or authority is at any time withdrawn so that the Producers are not able to fulfil their obligations hereunder then the Producers may by notice in writing to the Purchaser terminate this Agreement and neither party shall have any claim against the other but such termination shall be without prejudice to any of the rights of the parties accrued prior to the date of termination.

18.2     CANCELLATION OF THE LEASE

         Should the Producers be unable to fulfil their obligation to deliver Specification Natural Gas under the terms of this agreement due to cancellation of the lease by the Minister under the provisions of the Petroleum Act, the right to dismantle and remove field facilities associated with supply to the Trunk Pipeline is waived for a period of six (6) months following such cancellation, during which time the Producers will negotiate in good faith for the sale of such facilities to the future operators of the lease. During this period the Producers will permit others access to the field and its equipment in order to maintain supply of gas to the Field Delivery Station.

ARTICLE XIX - SEVERABILITY OF CLAUSES

19.1     SEVERABILITY OF CLAUSES

         If any provision of this Agreement shall be construed as illegal or invalid or void the legality or validity or enforceability of any of the other provisions hereof shall not be affected and the illegal or invalid or void provisions shall be deemed deleted herefrom to the same extent and effect as if they were never incorporated herein but all other provisions herein shall continue in force.

                                   SCHEDULE I

                            SPECIFICATION NATURAL GAS


QUALITY

The gas  delivered  by the  Producer  to the  Purchaser  at the  Field  Delivery
Station:

(a) Shall be commercially free from sand, dust, gums, gum forming constituents, free water, crude oil, impurities and any other objectionable substance which may be injurious to pipelines or control equipment.

(b) Shall contain not more than 10 milligrams of hydrogen sulphide per cubic metre.

(c) Shall not contain total sulphur in concentration greater than 50 milligrams per cubic metre.

(d) Shall contain not more than 5 milligrams of mercaptans per cubic metre expressed as sulphur.

(e) Shall not contain sodium plus potasium in concentration greater than one part per million by weight.

(f) Shall contain not more than three per centum (3%) by volume of carbon dioxide.

(g) Shall have a Gross Heating Value of not less than 36MJ/M3 and not more than 44MJ/M3.

(h) Shall contain not more than two tenths of one per centum (.2%) by volume of oxygen.

(i) For the initial 40 petajoules Specification Natural Gas supplied under this Agreement shall have a controlled delivery pressure of not less than 4,000 kPa absolute and not more than 7,000 kPa absolute at the delivery flange. Should natural gas in excess of 40 petajoules become available in accordance with Clause 3.1 the Purchaser shall have the discretion of accepting such natural gas at a controlled delivery pressure of less than 4,000 kPa absolute.

(j) Shall have a dew point of not more than nought degrees Celsius at a pressure of 7,000 kPa absolute. In no event shall the gas contain more than 120 milligrams of water per cubic metre.

(k) Shall have a maximum temperature of 75 degrees Celsius and a minimum temperature which is at least 20 degrees Celsius above the saturated vapour temperature (dew point) of the gas at the delivered pressure and in any case the Hydrocarbon dew point of the gas shall be such that Hydrocarbon will not condense under Pipeline operating conditions.

Note: It shall be the responsibility of the Purchaser to provide facilities for odorising the delivered gas if such action is required for safety or other reasons.

                                   SCHEDULE II

                 ANNUAL MINIMUM AND MAXIMUM AGGREGATE QUANTITIES
                          OF SPECIFICATION NATURAL GAS

Set out in Column A below is the minimum aggregate quantity of Specification Natural Gas which the Purchaser shall be bound to take and/or pay for in each Contract Year in accordance with Clause 5.3 hereof commencing on the date upon which the Producers commence to deliver Specification Natural Gas to the Field Delivery Station or 1 December, 1984, whichever first occurs.

Set out in Column B below is the maximum aggregate quantity of Specification Natural Gas which the Producers may be required to deliver in the percentages of the separate ownership of each as set out in Recital (d) hereof in each Contract Year commencing on the date upon which the Producers commence to deliver Specification Natural Gas to the Field Delivery Station or 1 December, 1984, whichever first occurs.

--------  --------------------  ------------------------  ----------------------
Contract        Column A                Column B                 Column C
  Year    Take And/Or Pay Min.  Max. Delivery Obligation  Possible Max. Delivery
                                                                Obligations
          --------- ----------  ---------- -------------  ---------- -----------
             PJ      m3 x 106       PJ       m3 x 106        PJ        m3 x 106
--------  --------- ----------  ---------- -------------  ---------- -----------

    1        1.0        25.0        1.2         30.0         1.2          30.0
    2        1.0        25.0        1.3         32.5         1.3          32.5
    3        1.1        27.5        1.5         37.5         1.7          42.5
    4        1.2        30.0        1.6         40.0         2.0          50.0
    5        1.3        32.5        1.8         45.0         2.4          60.0
    6        1.4        35.0        2.0         50.0         2.8          70.0
    7        1.4        35.0        2.2         55.0         3.2          80.0
    8        1.6        40.0        2.4         60.0         3.6          90.0
    9        1.6        40.0        2.6         65.0         4.1         102.5
   10        1.6        40.0        3.0         75.0         4.6         115.0
   11        1.6        40.0        3.3         82.5         4.8         120.0
   12        1.8        45.0        3.8         95.0         6.2         155.0
   13        1.8        45.0        4.4        110.0         6.9         172.5
   14        1.9        47.5        5.3        132.5         8.1         202.5
   15        1.9        47.5        3.6         90.0         2.1          52.5
   16        2.0        50.0
   17        2.0        50.0
   18        2.0        50.0
   19        2.0        50.0
   20        2.0        50.0

--------  --------- ----------  ---------- -------------  ---------- -----------

The figures in Columns A do not include any quantities of Specification Natural Gas which may be taken by the Purchaser in accordance with Clause 5.3 hereof in any Contract Year within the term of this Agreement subsequent to the Contract Year in which it is paid for.

The maximum daily quantity of Specification Natural Gas which the Producers may be required to deliver in the percentages of the separate ownership of each as set out in Recital (d) hereof in each Contract Year shall not be more than thirty (30) percent above the daily average for that Contract Year.

Provided additional Specification Natural Gas with an energy equivalent value based on Gross Heating Value of 15 petajoules can be made available without the need for additional capital investment by the Producers, the Producers are prepared to deliver in the percentages of the separate ownership of each as set out in Recital (d) hereof in each Contract Year commencing on the date upon which the Producers commence to deliver Specification Natural Gas to the Field Delivery Station or 1 December, 1984, whichever first occurs, the annual quantities of Specification Natural Gas set out in Column C.

                                  SCHEDULE III

                              PRICE REVIEW FORMULA


The price per gigajoule based on Gross Heating Value to be paid by the Purchaser to each of the Producers for each gigajoule of Specification Natural Gas shall be fixed for each Quarter as at the Review Date at the commencement of each Quarter in accordance with the following formula:

New price per gigajoule for the Quarter commencing on the

Review Date         =      Base Price      x     CPIx
                                                 ----
                                                 CPI1

Where the Base Price is $1.12

Where CPIx is the Consumer Price Index (All Groups) Weighted Average of Seven Capital Cities for the Quarter immediately preceding the Review Date.

Where CPI1 is the Consumer Price Index (All Groups) Weighted Average of Seven Capital Cities for the Quarter ended September 30, 1981 (i.e. the Quarter immediately preceding October 1, 1981).

                                   SCHEDULE IV

                      TYPICAL MONTHLY GAS COMPUTATION SHEET

Following are the factors to be used in accordance with Gas Measurement Committee Report No. 3 of the American Gas Association to determine monthly gas computations.

SECTION 1 - Factors to be measured in field

Line Size D = ______________ Orifice Size d = _________________

Static Pressure Pf = _____________ PSIA = ________ Pb = _________ PSIG

Differential Pressure hw = ________________ = _____________ Inches Wg.

Temperature Tf = _____________ = ___________ (degree)F.

Specific Gravity G = _____________


SECTION 2 -  Calculation  of Orifice  Flow  Constant C' - cubic ft per hr.

Basic orifice factor          Fb   =  _________________

Reynolds number factor        Fr   =  _________________

Expansion factor              Y    =  _________________

Pressure base factor          Fpb  =  _________________

Temperature base factor       Ftb  =  _________________

Flowing temperature factor    Ftf  =  _________________

Specific gravity factor       Fg   =  _________________

Supercompressibility factor   Fpv  =  _________________

Manometer factor              Fm   =  _________________

Gauge location factor         Fe   =  _________________

Orifice thermal expansion
     factor                   Fa   =  _________________

                              C'   =  _____ x _____ x _____ x _____ x _____

                                      _____ x _____ x _____ x _____ x _____

                              C'   =
                                      ==================

SECTION 3 - Volume of gas in Standard Cubic Feet (SCF) per hour.

         Volume Qh       =  C'    square foot of (hw  x  Pf)

                         =  ________ x ________ x _______

                         =  ____________ SCF per Hr.

SECTION 4 - Calculation of volume of gas measured by individual chart. Volume Qh by Flow Time (hrs.)

                         =  ________ SCF x ________ hrs = _______ SCF

TOTAL MONTHLY VOLUME = the figure obtained in Standard Cubic Feet by adding the volumes calculated in Section 4 for each of the charts used in a particular month.

SECTION 5 - Calculation of Monthly quantity of energy delivered.
Monthly volume of gas x monthly average Gross Heating Value x 1.05506 x 10-6

                         =                     gigajoules
                           ===================

Note: Appropriate factors will be used to convert imperial calculations to metric.

IN WITNESS WHEREOF This Agreement has been executed on the day and year first hereinbefore written:



EXECUTED by MAGELLAN PETROLEUM (N.T.)      )
PTY. LTD. by authority of the Board        )
of Directors and in the presence of:       )
                                                          /s/ Roy M. Hopkins
                                                               Director
     /s/ _________________________
                                                     /s/ _______________________
                                                               Director



EXECUTED by FARMOUT DRILLERS NL by         )
authority of the Board of Directors        )
and in the presence of:                    )
                                                     /s/ _______________________
                                                               Director
     /s/ _________________________
                                                     /s/ _______________________
                                                               Director



EXECUTED by C.D. RESOURCES PTY. LTD        )
by its ATTORNEY PETER JAMES in the         )
presence of:                               )
                                                            /s/ Peter James
                                                               Attorney
     /s/ _________________________

THE COMMON SEAL of the NORTHERN            )
TERRITORY ELECTRICITY COMMISSION was       )
hereunto affixed by authority of the       )
Commission in the presence of:             )
                                                     /s/ _______________________
                                                               Chairman
     /s/ _________________________
             General Manager

IN WITNESS WHEREOF This Agreement has been executed on the day and year first hereinbefore written



THE COMMON SEAL of MAGELLAN PETROLEUM      )
(N.T.) PTY. LTD. was hereunto affixed      )
by authority of the Board of Directors     )
given in the presence of:                  )
                                                          /s/ Roy M. Hopkins
                                                               Director
           /s/ Hedley Howard
               Secretary



THE COMMON SEAL of FARMOUT DRILLERS NL     )
was hereunto affixed by authority of       )
the Board of Directors given in the        )
presence of:                               )
                                                     /s/ _______________________
                                                               Director
     /s/ _________________________
               Secretary



THE COMMON SEAL of C.D. RESOURCES          )
PTY. LTD. was hereunto affixed by          )
authority of the Board of Directors        )
given in the presence of:                  )
                                                     /s/ _______________________
                                                               Director
     /s/ _________________________
               Director